As filed with the Securities and Exchange Commission on January 28, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

AVNET, INC.

(Exact name of registrant as specified in its charter)

New York	11-1890605
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

2211 South 47th Street, Phoenix, Arizona	85034
(Address of principal executive offices)	(Zip Code)

Avnet, Inc. 2021 Stock Compensation and Incentive Plan

(Full title of the plan)

Michael R. McCoy

Senior Vice President and General Counsel

2211 South 47th Street

Phoenix, AZ 85034

(480) 643-2000

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer ☒	Accelerated Filer ☐
Non-accelerated Filer ☐	Smaller Reporting Company ☐
Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act     ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price	Aggregate	Amount of
to be Registered(1)	Registered(2)	Per Share(3)	Offering Price(3)	Registration Fee(3)
Common Stock, $1.00 par value per share	2,500,000 shares	$39.24	$98,100,000	$9,093.87

(1)	The securities to be registered include rights to acquire Common Stock.
(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock (“Common Stock”) that become issuable under the Avnet, Inc. 2021 Stock Compensation and Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transactions.

(3)	Estimated solely for the purpose of calculating the registration fee. The registration fee has been calculated in accordance with Rule 457(h) under the Securities Act based upon the average high and low prices for the Common Stock on January 24, 2022, as reported on the Nasdaq Global Select Market.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information required in Part I is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”) and the Note to Part I of Form S-8. Instead, the information required in Part I is included in the prospectus for the Avnet, Inc. 2021 Stock Compensation and Incentive Plan, which will be provided to employees as specified by Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed with the U.S. Securities and Exchange Commission (“Commission”) are hereby incorporated by reference into this Registration Statement:

1.	Annual Report on Form 10-K for the fiscal year ended July 3, 2021, including the information specifically incorporated by reference into the Annual Report on Form 10-K from our definitive proxy statement for the 2021 Annual Meeting of Shareholders;

2.	Quarterly Reports on Form 10-Q for the fiscal quarters ended October 2, 2021 and January 1, 2022;

3.	Current Reports on Form 8-K filed on August 18, 2021, August 25, 2021, October 6, 2021 and November 19, 2021; and

4.	The description of our Common Stock set forth in Exhibit 4.1 to our Annual Report on Form 10-K for the fiscal year ended June 29, 2019, and including any amendment or report filed for the purpose of updating such description.

All documents that we file with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this Registration Statement (prior to filing a post-effective amendment indicating that we have sold or issued all of the securities offered under this Registration Statement or that deregisters all securities then remaining unsold or unissued) shall be deemed to be incorporated by reference into this Registration Statement from the date that we file such document. Notwithstanding the foregoing, we are not incorporating by reference any document, portion of a document, exhibit or other information that is deemed to have been furnished to, rather than filed with, the Commission.

Any statement contained in this Registration Statement or in a document incorporated or deemed incorporated by reference into this Registration Statement shall be deemed to be modified or superseded to the extent that a subsequently filed document that is deemed to be incorporated by reference herein  modifies or supersedes such statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Certain matters with respect to the shares of Common Stock being registered hereunder are being passed upon by Michael R. McCoy, Esq., whose opinion is filed as Exhibit 5.1 to this Registration Statement. Mr. McCoy is our General Counsel and the beneficial owner of less than 1% of our outstanding Common Stock.

Item 6. Indemnification of Directors and Officers.

Section 721 of the New York Business Corporation Law (the “NYBCL”) provides that indemnification and advancement of expenses granted pursuant to the NYBCL are not exclusive of any other rights to indemnification and advancement of expenses that a corporation may grant to a director or officer through its certificate of incorporation or by-laws or, when authorized by such certificate of incorporation or by-laws, by a duly authorized resolution of its shareowners or directors or by agreement, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

Section 722(a) of the NYBCL provides that a corporation may indemnify a director or officer made, or threatened to be made, a party to any action or proceeding (other than one by or in the right of the corporation to procure a judgment in its favor), whether civil or criminal against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other enterprise, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

Section 722(c) of the NYBCL provides that a corporation may indemnify a director or officer, made or threatened to be made a party in a derivative action, against amounts paid in settlement and reasonable expenses, including attorneys’ fees, actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other enterprise, not opposed to, the best interests of the corporation, except that no indemnification will be available in respect of (1) a threatened or pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such director or officer shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

Section 723 of the NYBCL specifies the manner in which payment of indemnification under Section 722 of the NYBCL or indemnification permitted under Section 721 of the NYBCL may be authorized by the corporation. It provides that indemnification by a corporation is mandatory in any case in which the director or officer has been successful, whether on the merits or otherwise, in defending an action. In the event that the director or officer has not been successful or the action is settled, indemnification must be authorized by the appropriate corporate action as set forth in Section 723. Section 724 of the NYBCL provides that, upon application by a director or officer, indemnification may be awarded by a court to the extent authorized under Section 722 and Section 723 of the NYBCL.

Subject to certain limitations, Section 726 of the NYBCL authorizes a corporation to purchase and maintain insurance to indemnify (1) the corporation for any obligation that it incurs as a result of the indemnification of directors and officers under the provisions of Article 7 of the NYBCL, (2) directors and officers in instances in which they may be indemnified by a corporation under the provisions of Article 7 of the NYBCL, and (3) directors and officers in instances in which they may not otherwise be indemnified by a corporation under Article 7 of the NYBCL, provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the superintendent of financial services, for a retention amount and for co-insurance.

Article VIII of our Restated Certificate of Incorporation provides as follows:

No director of the Corporation shall be personally liable to the Corporation or its shareholders for damages for any breach of duty as a director, provided that nothing contained in this Article VIII shall eliminate or limit the liability of any director if a judgment or other final adjudication adverse to him or her establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled or that his or her acts violated Section 719 of the NYBCL. No amendment, modification or repeal of this Article VIII shall adversely affect any right or protection of a director that exists at the time of such amendment, modification or repeal.

Section 6.6 of our By-laws provides as follows:

The Corporation shall indemnify to the full extent permitted by law any person made or threatened to be made a party to any action or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of any other enterprise which any director or officer of the Corporation served in any capacity, by reason of the fact that such person or such person’s testator or intestate is or was a director or officer of the Corporation or serves or served such other enterprise in any capacity at the request of the Corporation. Expenses incurred by any such person in defending any such action or proceeding shall be paid or reimbursed by the Corporation in advance of the final disposition of such action or proceeding promptly upon receipt by it of an undertaking by or on behalf of such person to repay such expenses if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation. The rights provided to any person by this by-law shall be enforceable against the Corporation by such person who shall be presumed to have relied upon it in serving or continuing to serve as a director or officer as provided above. No amendment of this by-law shall impair the rights of any person arising at any time with respect to events occurring prior to such amendment. For purposes of this by-law, the term “corporation” shall include any constituent or subsidiary corporation (including any constituent of a constituent or subsidiary of a subsidiary) absorbed by the Corporation in a consolidation or merger; the term “other enterprise” shall include any corporation, partnership, joint venture, trust, employee benefit plan or other enterprise; service “at the request of the Corporation” shall include service as a director, officer or employee of the Corporation which imposes duties on, or involves services by, such director, officer or employee with respect to an employee benefit plan, its participants or beneficiaries; any excise taxes assessed on a person with respect to an employee benefit plan shall be deemed to be indemnifiable expenses; and action taken or omitted by a person with respect to an employee benefit plan which such person reasonably believes to be in the interest of the participants and beneficiaries of such plan shall be deemed to be action not opposed to the best interests of the Corporation.

As permitted under the NYBCL and our governing documents, we have entered into indemnification agreements with each of our directors and officers. In addition to providing for indemnification to directors and officers in specified circumstances, these agreements require us to advance certain expenses to a director or officer in an action that may give rise to an indemnification right, provided that, among other things, we receive an undertaking from the director or officer to repay such expenses if the director or officer is ultimately found not to be entitled to indemnification, as required by Section 726 of the NYBCL.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.		Description

4.1		Restated Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3(i) to the Company’s Current Report on Form 8-K filed on February 12, 2001).

4.2		By-laws of the Company, effective May 9, 2017 (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on May 12, 2014).

5.1	*	Opinion of Michael R. McCoy, Esq., General Counsel of Avnet, Inc.

23.1		Consent of Michael R. McCoy, Esq. (contained in Exhibit 5.1).

23.2	*	Consent of KPMG LLP.

24.1		Powers of Attorney (included as part of the signature page of this Registration Statement).

99.1		Avnet, Inc. 2021 Stock Compensation and Incentive Plan (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on November 19, 2021).

*	Filed herewith

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (“Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission ( “SEC”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs a(1)(i) and a(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Phoenix, State of Arizona, on January 28, 2022.

AVNET, INC.

By:	/s/ Thomas Liguori
Thomas Liguori Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that the individuals whose signatures appear below hereby constitute and appoint each of Philip R. Gallagher, Thomas Liguori and Michael R. McCoy, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacity indicated on January 28, 2022:

Signature	Title

/s/ Philip R. Gallagher Philip R. Gallagher	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Rodney C. Adkins Rodney C. Adkins	Chairman of the Board and Director

/s/ Carlo Bozotti Carlo Bozotti	Director

/s/ Brenda L. Freeman Brenda L. Freeman	Director

/s/ Jo Ann Jenkins Jo Ann Jenkins	Director

/s/ Oleg Khaykin Oleg Khaykin	Director

/s/ James A. Lawrence	Director
James A. Lawrence

/s/ Ernest E. Maddock	Director
Ernest E. Maddock

/s/ Avid Modjtabai Avid Modjtabai	Director

/s/ Adalio T. Sanchez Adalio T. Sanchez	Director
/s/ William H. Schumann, III	Director
William H. Schumann, III
/s/ Thomas Liguori Thomas Liguori	Chief Financial Officer (Principal Financial Officer)

/s/ Kenneth Jacobson	Controller (Principal Accounting Officer)
Kenneth Jacobson